EXHIBIT 10.1

SECOND AMENDED AND RESTATED ASSET MANAGEMENT AGREEMENT

This Second Amended and Restated Asset Management Agreement (this “Agreement”) is dated as of December 21, 2017 and effective as of January 1, 2018, by and among BROADSTONE NET LEASE, INC. (the “Corporation”), a Maryland corporation, BROADSTONE NET LEASE, LLC, a New York limited liability company (the “Operating Company”), and BROADSTONE ASSET MANAGEMENT, LLC, a New York limited liability company (the “Asset Manager”).  Capitalized terms are used with the meaning as set forth in Section 1.

WITNESSETH:

WHEREAS, the Corporation is a Maryland corporation created in accordance with applicable provisions of the Maryland General Corporation Law, as amended from time to time, and has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Corporation is the managing member of the Operating Company and acquires real estate properties through the Operating Company;

WHEREAS, on December 31, 2007, the Corporation, on its own behalf, and as managing member of the Operating Company, entered into an Asset Management Agreement (the “Original Agreement”) with the Asset Manager, whereby the Asset Manager was retained and appointed as the advisor of the Corporation and the Operating Company and the Asset Manager agreed to perform certain services for the Corporation and the Operating Agreement, all as more particularly set forth in the Original Agreement;

WHEREAS, the Asset Manager, the Corporation and the Operating Company have previously entered into (i) the Amended and Restated Asset Management Agreement, effective as of February 8, 2013 (the “Amended and Restated Agreement”), which amended and restated the Original Agreement in its entirety, and (ii) Amendment No. 1 to the Amended and Restated Agreement, effective as of June 30, 2015 (“Amendment One”), which amended certain provisions of the Amended and Restated Agreement (the Amended and Restated Agreement, as amended by Amendment One, the “Prior Agreement”); and

WHEREAS, the Asset Manager, the Corporation and the Operating Company desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do agree that the Prior Agreement is hereby amended and restated in its entirety, as follows:

1.Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Articles of Incorporation, and the following terms, as used herein, shall have the meanings set forth below:

(a)“Acquisition Expenses” means expenses related to the Operating Company’s selection of, and investment in, real property and other investments, whether or not acquired or made, including but not limited to brokerage fees, environmental, engineering and other due diligence expenses, legal fees and expenses, financing fees and expenses, cost of appraisals, accounting fees and expenses, title insurance and miscellaneous other expenses.

(b)“Accrued Expenses” has the meaning set forth in Section 14(b)(i).

(c)“Affiliate” means, with respect to any Person, (i) in the case of an individual, any immediate family member of such Person; (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting rights, by contract or otherwise.

(d)“Aggregate Consideration” has the meaning set forth in Section 10(e).

(e)“Amended and Restated Agreement” has the meaning set forth in the recitals hereto.

(f)“Amendment One” has the meaning set forth in the recitals hereto.

(g)“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended from time to time.

(h)“Asset Management Fee” has the meaning set forth in Section 10(a).

(i)“Board” means the board of directors of the Corporation.

(j)“Cause” means (i) fraud, gross negligence or breach of fiduciary duty owed to the Corporation or the Operating Company by the Asset Manager or its Affiliates in connection with the performance of its duties under this Agreement; (ii) willful misconduct by the Asset Manager or its Affiliates which could reasonably be expected to materially adversely affect the Corporation’s good name, reputation or business; (iii) the violation of any material provision of this Agreement by the Asset Manager that, after written notice of such violation reasonably detailing the violation and demanding a cure, is not cured within 30 days, or action has commenced within 30 days to cure the default but such curative action is not being pursued with reasonable diligence; (iv) the Asset Manager is adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Asset Manager, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Asset Manager for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 60 days; (v) the Asset Manager institutes proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due, or (vi) any Affiliate of the Asset Manager is convicted of or pleads “guilty” or “no contest” to a felony in connection with the performance of the Asset Manager’s duties under this Agreement and which could reasonably be expected to materially adversely affect the Corporation’s good name, reputation or business.

(k)“Change in Control” means the failure of (A) the Sponsors, (B) the Sponsors’ Affiliates, (C) Trident BRE, LLC, a Delaware limited liability company (“Trident BRE”), (D) Affiliates of Trident BRE and (E) employees of Broadstone Real Estate, LLC, a New York limited liability company and the parent of the Asset Manager (“BRE”), who are members of BRE, to collectively own, directly or indirectly, fifty percent (50%) or more of the outstanding membership interests of BRE.

(l) “Code” has the meaning set forth in the recitals hereto.

(m)“Corporation” has the meaning set forth in the recitals hereto. Notwithstanding anything herein to the contrary, references to the “Corporation” in this Agreement shall refer to “Broadstone Net Lease, Inc.” and, as required by context, the Operating Company.

(n)“Determined Share Value” has the meaning set forth in the Articles of Incorporation.

(o)“Disposition Event Fee” has the meaning set forth in Section 10(e).

(p)“Disposition Event” shall mean:

(i)the acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of all or substantially all of the then-outstanding shares of Common Stock and/or outstanding ownership interests in the Operating Company;

(ii)any merger, consolidation, reorganization or other similar transaction or series of transactions pursuant to which the Corporation is merged with or into or otherwise acquired by another entity; or

(iii)the direct or indirect sale of all or substantially all of the assets of the Corporation or the Operating Company and the distribution of the proceeds thereof to the Corporation’s stockholders.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)“Independent Director” has the meaning set forth in the Articles of Incorporation.

(s)“Independent Directors Committee” has the meaning set forth in the Articles of Incorporation.

(t)“Indemnitees” has the meaning set forth in Section 18(a).

(u)“Initial Term” has the meaning set forth in Section 14(a)(i).

(v)“Investment Policy” means the investment objectives, policies and criteria related to the Corporation’s investment in real properties, as may be amended by the Independent Directors Committee, from time to time.

(w)“Key Person” means each of Amy L. Tait and Christopher J. Czarnecki and their respective successors and replacements as approved by the Independent Directors Committee.

(x)“Key Person Event” means any event or circumstance which results in both Key Persons no longer continuing to serve as the Chairman and Chief Executive Officer (or comparable executive positions with substantially the same responsibilities), respectively, of Broadstone Real Estate, LLC for a continuous period of sixty (60) days. For the avoidance of doubt, such an event with respect to either (but not both) Key Persons shall not constitute a Key Person Event.

(y)“Leverage Policy” means the objectives, policies and criteria relating to the ratio of total debt of the Corporation to total assets of the Corporation, as may be amended by the Independent Directors Committee, from time to time.

(z)“Loss” means any liability, damage, loss, cost, expense (including reasonable attorneys’ fees and expenses, whether incurred in connection with the defense of a claim or enforcing rights under this Agreement), amount paid in judgment or settlement of any claim, or amount incurred in connection with investigation or settlement of any claim.

(aa)“Marketing Fee” has the meaning set forth in Section 10(b).

(bb)“New Equity Contribution” means any new contribution of cash or property to the equity of either the Corporation or the Operating Company in exchange for shares of Common Stock or membership interests in the Operating Company on or after January 1, 2013, excluding reinvestments of distributions pursuant to the Corporation’s Distribution Reinvestment Plan.

(cc)“Offering” means the continuous private offering by the Corporation of its common stock.

(dd)“Offering and Marketing Expenses” has the meaning set forth in Section 12(b)(iv).

(ee)“Operating Agreement” means the Operating Agreement of the Operating Company, as amended and restated from time to time.

(ff)“Operating Company” has the meaning set forth in the preamble hereto.

(gg)“Original Agreement” has the meaning set forth in the recitals hereto.

(hh)“Outstanding Corporation Voting Securities” has the meaning set forth in the definition of “Change in Control.”

(ii)“Person” means an individual, entity or group within the meaning of Section 13(d)(3) of the Exchange Act.

(jj)“Prior Agreement” has the meaning set forth in the recitals hereto.

(kk) “Property Manager” means Broadstone Real Estate, LLC, a New York limited liability company, or any successor thereto.

(ll)“Property Sale Disposition Fee” has the meaning set forth in Section 10(d).

(mm)“Property Selection Criteria” means the primary criteria to be used in the selection of properties for acquisition that is principally based, but subject to change from time to time in the discretion of the Independent Directors Committee, on the property’s potential to generate targeted returns on investment from current and future cash flow.

(nn)“Renewal Term” has the meaning set forth in Section 14(a)(i).

(oo)“Replacement Nominees” has the meaning set forth in Section 14(a)(iii).

(pp)“Review Period” has the meaning set forth in Section 14(a)(iii).

(qq)“REIT” has the meaning set forth in the recitals hereto.

(rr)“SEC” means the U.S. Securities and Exchange Commission.

(ss)“Special Purpose Entity” means any special purpose entity owned, directly or indirectly, by the Operating Company and formed or acquired for the purpose of acquiring, owning or financing any property.

(tt)“Sponsors” means Amy L. Tait and Broadstone Ventures, LLC, a New York limited liability company.

(uu)“Suitable Alternatives” has the meaning set forth in Section 14(a)(iii).

(vv)“Termination Fee” has the meaning set forth in Section 14(a)(iii).

(ww)“Total Equity Value” has the meaning set forth in Section 10(a).

2.Duties of Asset Manager. The Corporation, on its own behalf, and as managing member of the Operating Company, hereby retains and appoints the Asset Manager as the advisor of the Corporation and the Operating Company to perform the services hereinafter set forth, and the Asset Manager hereby accepts such appointment, all subject to the terms and conditions hereinafter set forth. In the performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation and the Operating Agreement, the Asset Manager shall devote sufficient resources to the administration of the Corporation to discharge its obligations hereunder and shall:

(a)supervise all that is necessary to perform the management of the day-to-day operations of the Corporation;

(b)assist the Board in developing, establishing and monitoring strategies related to the acquisition and disposition of properties held by the Operating Company and setting the Property Selection Criteria;

(c)designate two (2) individuals for nomination and election to the Board; provided, that the number of individuals which the Asset Manager is permitted to nominate for election to the Board at any given time will be limited to the extent that the election to the Board of such nominees would cause less than a majority of the Board to be comprised of Independent Directors;

(d)use its best efforts to seek out, present and recommend to the Corporation, whether through its own efforts or those of the Property Manager or the third parties retained by Asset Manager or the Corporation, suitable investment opportunities that are consistent with the Corporation’s Investment Policy and the Property Selection Criteria, as adopted by the Board from time to time;

(e)subject to Independent Directors Committee approval, acquire, develop, retain or sell real properties, provided, that, the Asset Manager may cause the Operating Company to acquire or dispose of real properties, or finance an acquisition on the Corporation’s behalf, without the prior approval of the Independent Directors Committee if and to the extent that:

(i)the proposed acquisition, sale or financing would not, if consummated, violate or conflict with the Investment Policy, Property Selection Criteria or Leverage Policy;

(ii)the consideration proposed to be paid for the real property to be acquired does not exceed the fair market value of such property, as determined in good faith by the Asset Manager;

(iii)the consideration proposed to be paid for the real property to be sold is not below the fair market value of such property, as determined in good faith by the Asset Manager; and

(iv)the transaction is not with an Affiliate of the Sponsors, Asset Manager or Property Manager.

(f)perform due diligence functions for all property acquisitions and dispositions and select and supervise all third parties necessary to assess the physical condition and other characteristics of a property, including without limitation, survey companies, title examiners, attorneys, engineers, and environmental consultants;

(g)arrange for financing and refinancing of properties and making any other changes in asset or capital structure of any Special Purpose Entity, subject to any required prior approval of such financing or refinancing by the Board;

(h)monitor compliance with loan covenants, including reports to lenders under the terms of any respective financing;

(i)obtain for the Corporation such other services not provided by the Property Manager as may be required in acquiring or disposing of investments, disbursing and collecting the funds of the Corporation, paying the debts and fulfilling the obligations of the Corporation, and handling, prosecuting and settling any claims of the Corporation;

(j)supervise the reinvestment or distribution of the proceeds from the sale of any property;

(k)supervise the maintenance of the books and records of the Corporation and the Operating Company and accounting functions, and prepare, or cause to be prepared, statements and other relevant information for distribution to stockholders or members, as the case may be, of the Corporation and Operating Company;

(l)monitor operations and expenses of the Corporation, including the preparation, review and analysis of the operating budgets, capital budgets and leasing plans for approval by the Board;

(m)prepare or have prepared by a third party reasonable and customary property and portfolio appraisals and market equity valuations in order to assist the Independent Directors Committee in establishing the Determined Share Value on a quarterly basis;

(n)from time to time, or as requested by the Board, make reports to the Board as to its performance of the foregoing services;

(o)manage and coordinate distributions to the members of the Operating Company and stockholders of the Corporation as declared by the Board;

(p)at the request of the Board, facilitate investor communications and shareholder approvals, including the Corporation’s and Operating Company’s annual meeting;

(q)oversee all marketing communications and other services related to private offerings of capital stock of the Corporation or membership interests of the Operating Company including the:

(i)preparation of a private placement memorandum and all ancillary offering documents, including the specific terms thereof, and keeping such offering documents current;

(ii)soliciting potential accredited investors for participation in such offering, qualifying such investors and accepting subscriptions;

(iii)approval of the participation of any broker-dealers in such offering and the negotiation of any pertinent sales agreements;

(iv)facilitation of the receipt, collection, processing and acceptance of any subscription agreements, commissions and other administrative support functions;

(v)oversight of closings of sales of the securities; and

(vi)management and supervision of all third party service providers related to such securities offering;

(r)perform any other powers of the Board or the Corporation, in its capacity as managing member of the Operating Company, which are set forth in the Articles of Incorporation and the Operating Agreement, as applicable, and which may be delegated to it by the Board from time to time;

(s)investigate, select and engage, on behalf of the Corporation, such third parties necessary to perform its obligations hereunder, including, without limitation, consultants, accountants, lenders, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, construction companies, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Asset Manager, and Persons acting in any other capacity deemed by the Asset Manager necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Corporation with any of the foregoing;

(t)(i) coordinate the initial leasing of any real properties owned by the Operating Company or any Special Purpose Entity, as applicable, at the time of acquisition to the extent such acquired property is not then subject to a lease, (ii) negotiate and use its best efforts to secure executed leases from qualified tenants, and execute such leases on behalf of the Operating Company and any Special Purpose Entity, as applicable, if requested, with such leases to be in form and on terms approved by the Operating Company or any Special Purpose Entity, as applicable, and the Asset Manager, and (iii) hire all leasing agents, as necessary for the initial leasing of acquired properties, and otherwise oversee and manage the initial leasing process on behalf of the Operating Company and any Special Purpose Entity, as applicable;

(u) (i) oversee the Corporation’s compliance with its SEC reporting obligations, and (ii) maintain such data and other information concerning the activities of the Corporation as shall be needed to timely prepare and file all periodic reports and other information required to be filed with the SEC and any other regulatory agency pursuant to applicable law; and

(v)take all such other actions and do all things necessary or desirable to carry out the foregoing services.

3.Fiduciary Relationship. The Asset Manager, as a result of its relationship with the Corporation pursuant to this Agreement, stands in a fiduciary relationship with the stockholders of the Corporation and the members of the Operating Company.

4.No Partnership or Joint Venture. The Corporation and the Asset Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

5.Records. At all times, the Asset Manager shall keep books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Corporation and its professional representatives and the shareholders and managers of the Corporation and the Operating Company at any time during the ordinary business hours of the Asset Manager and upon reasonable notice. The Asset Manager shall at all times have access to the books and records of the Corporation and the Operating Company during the ordinary business hours of the Corporation and the Operating Company and upon reasonable notice.

6.REIT Qualification; Other Limitations on Asset Manager Actions. Anything else in this Agreement to the contrary notwithstanding, the Asset Manager shall refrain from any action which, in its sole judgment made in good faith, or, in the judgment of the Board provided that the Board gives the Asset Manager written notice to such effect, would: (a) adversely affect the status of the Corporation as a REIT pursuant to Section 856 of the Code; (b) cause the Corporation to be subject to regulation under the Investment Company Act of 1940, as amended; (c) cause the Operating Company to be classified other than as a partnership for purposes of the Code; (d) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Corporation or the Operating Company; or (e) be prohibited by the Articles of Incorporation or the Operating Agreement.

7.Bank Accounts. The Asset Manager may establish and maintain one or more bank accounts in the name of the Corporation, the Operating Company, or a Special Purpose Entity, or in its own name as agent for the Corporation, the Operating Company, or a Special Purpose Entity, and may collect and deposit in and disburse from any such account, any money on behalf of the Corporation, the Operating Company, or a Special Purpose Entity, under such terms and conditions as the Board may approve, provided that no funds in such account shall be commingled with funds of the Asset Manager. From time to time and upon appropriate request, the Asset Manager shall render appropriate accounting of such collections and payments to the Board and the auditors of the Corporation.

8.Information Furnished to Asset Manager. The Board shall, at all times, keep the Asset Manager fully informed with regard to the Investment Policy, Property Selection Criteria and Leverage Policy of the Corporation, including any specific types of investments desired, and any criteria or conditions established by the Board as to whether the Corporation will make a particular investment, the capitalization policy of the Corporation (including the policy with regard to the incurrence of indebtedness by the Corporation) and the Board’s intentions as to the future operations of the Corporation. In particular, the Board shall notify the Asset Manager promptly of its determination by resolution to either sell or otherwise dispose of any of the Corporation’s investments, to make any new investment, to incur any indebtedness or to issue any additional shares of Common Stock or Preferred Stock of the Corporation or any membership interests in the Operating Company.

9.Consultation and Advice. In addition to the services described above, the Asset Manager shall consult with the Board and shall, at the request of the Board or the Independent Directors Committee, furnish advice and recommendations with respect to other aspects of the business and affairs of the Corporation to the Board or the Independent Directors Committee.

10.Fees and Other Compensation of the Asset Manager. The Operating Company shall pay, on its own behalf or on behalf of the Corporation, the following compensation to the Asset Manager:

(a)A quarterly asset management fee shall be paid to the Asset Manager (or its designee) on the first business day of each calendar quarter (the “Asset Management Fee”), subject to adjustment as set forth below. The amount of the quarterly Asset Management Fee paid on the first business day of each calendar quarter shall be equal to the product of: (x) 0.0025 multiplied by (y) the product of (i) the Determined Share Value as of the last business day of the immediately preceding calendar quarter, multiplied by (ii) the number of outstanding shares of Common Stock as of the last business day of the immediately preceding calendar quarter (calculated on a fully diluted basis, as if all outstanding interests in the Operating Company had been converted into shares of Common Stock as of the last business day of the immediately preceding calendar quarter) (the product of the foregoing clauses (i) and (ii), the “Total Equity Value”). The parties agree and acknowledge that the Total Equity Value used to calculate the Asset Management Fee payable for each calendar quarter may not be determinable as of the payment of the Asset Management Fee on the first business day of such calendar quarter. Accordingly, on the first day of each calendar quarter the Asset Manager shall be paid an amount based upon the Total Equity Value for the immediately preceding quarter (the “Estimated Fee Payment”). As promptly as commercially reasonable following each month of each calendar quarter, (i) if the Estimated Fee Payment is less than the total Asset Management Fee to which the Asset Manager is ultimately determined to be entitled for such quarter pursuant to the terms hereof, then the Asset Manager shall be paid any difference between the Estimated Fee Payment and the total Asset Management Fee for such quarter, and (ii) if the Estimated Fee Payment is greater than the total Asset Management Fee to which the Asset Manager is ultimately determined to be entitled for such quarter pursuant to the terms hereof, then the Asset Manager shall pay the Operating Company any difference between the Estimated Fee Payment and the total Asset Management Fee for such quarter, in each case taking into account on a pro rata basis sales and issuances of additional shares of Common Stock and membership units of the Operating Company during such quarter, excluding reinvestments of distributions pursuant to the Corporation’s Distribution Reinvestment Plan.

(b)In exchange for the Offering and Marketing Expenses paid by the Asset Manager pursuant to Section 12(b)(iv), the Operating Company shall pay the Asset Manager a marketing fee equal to 0.5% of all New Equity Contributions upon contribution thereof (the “Marketing Fee”).

(c)In exchange for acquisition services rendered, upon the acquisition of a new property on behalf of the Operating Company, the Asset Manager will receive an acquisition fee (the “Acquisition Fee”) equal to one percent (1%) of the gross purchase price paid for such acquired property, including assumed debt, and including any property contributed by a prior owner of such acquired property in exchange for membership interests in the Operating Company at the agreed upon market value; provided, however, in the event that the acquisition of a new property requires a new lease (as opposed to taking an assignment of an existing lease), such as in the case of a “sale-leaseback” transaction, the Asset Manager will receive an Acquisition Fee equal to two percent (2%) of the gross purchase price paid for such acquired property.

(d)In exchange for disposition services rendered by the Asset Manager in connection with the sale or other disposition of any individual real property or properties owned by the Operating Company or any Special Purpose Entity, as applicable, including sales of properties in bulk portfolios (but excluding any transaction which would constitute a Disposition Event), the Asset Manager shall receive a fee (the “Property Sale Disposition Fee”) equal to one percent (1.0%) of the gross sales price received by the Operating Company or Special Purpose Entity, as applicable, for any such sold or otherwise disposed of real property.

(e)Notwithstanding anything contained in this Agreement or any other agreement between the parties to this Agreement to the contrary, in the event of any Disposition Event, the Operating Company shall pay the Asset Manager a fee (“Disposition Event Fee”) in an amount equal to one percent (1.0%) of the Aggregate Consideration (as defined below) received in connection with such Disposition Event. For the avoidance of doubt, no Disposition Event Fee shall be paid to the Asset Manager solely in connection with or by virtue of a listing of the Common Stock or other equity securities of the Corporation on a national securities market or exchange.

As used herein, “Aggregate Consideration” shall mean, with respect to a Disposition Event, the aggregate consideration, including cash, assumed debt, and the value (as determined by the Independent Directors Committee in its discretion) of any securities paid or issued to the Corporation or its stockholders in connection with such Disposition Event, net of (i) all fees and transaction expenses payable in connection with such Disposition Event and (ii) the value of all cash held by the Corporation (and the Operating Company) as of the time of the Disposition Event.

For the avoidance of doubt, in no event will the Asset Manager be entitled to receive both Property Sale Disposition Fees and a Disposition Event Fee in connection with a Disposition Event.

(f)The Asset Manager and its Affiliates shall be entitled to receive distributions from the Corporation in respect of any shares of Common Stock or membership interests of the Operating Company which any of them hold, along with the other holders of such shares or interests.

(g)The Asset Manager shall also be entitled to receive compensation for any additional services requested from time to time by the Corporation on separate agreed-upon terms, provided that (i) the Independent Directors Committee approves such compensation as being fair and reasonable to the Corporation and Operating Company, and (ii) the amounts charged to the Corporation for such additional services performed shall not exceed the lesser of (x) the actual cost of such services, or (y) the amount which the Corporation would be required to pay to independent parties for comparable services.

11.Statements. Prior to the payment of any fees hereunder, the Asset Manager shall furnish to the Corporation a statement showing the computation of the fees, if any, payable under Section 10 hereof.

12.Expenses of the Corporation.

(a)The Operating Company shall be responsible for and pay directly, or shall reimburse any Person that paid on the Operating Company’s behalf (including the Asset Manager), any of the Corporation’s operating expenses. Without limiting the foregoing, it is specifically agreed that the following expenses of the Corporation shall be paid by the Operating Company on its own behalf or on behalf of the Corporation and shall not be borne by the Asset Manager:

(i)the cost of money borrowed by the Corporation;

(ii)all taxes applicable to the Corporation including, without limitation, taxes on income and on assessments of real property;

(iii)fees and expenses paid to independent contractors, unaffiliated mortgage servicers, consultants, managers, auditors, attorneys, and other agents employed by or on behalf of the Corporation;

(iv)Acquisition Expenses and expenses directly connected with the ownership and disposition of real property or other investments, and with the purchase or origination of real property investments (including the costs of insurance premiums, legal services, brokerage and sales commissions, and the maintenance, repair and improvement of properties);

(v)third party expenses of maintaining and managing real estate equity interests, negotiating, processing and servicing mortgages, credit facilities and other loans and managing the Corporation’s other investments;

(vi)insurance coverage in connection with the business of the Corporation (including officers and directors liability insurance) and the Operating Company;

(vii)the expenses of dissolving and liquidating the Corporation, Operating Company or any Special Purpose Entity or preparing, revising, amending or modifying the organizational documents of the Corporation, the Operating Company or any Special Purpose Entity;

(viii)expenses connected with payments of dividends or interest or distribution in cash or any other form declared or made by the Board to the stockholders or members, as the case may be, of the Corporation or the Operating Company;

(ix)expenses related to the formation of the Corporation and its compliance with applicable state and federal securities laws, including fees paid to third party professionals, such as lawyers and accountants, filing and registration fees under various provisions of federal and state securities laws, and any other state, federal, or local government filing fees;

(x)transfer agent’s and registrar’s fees and charges, if any;

(xi)the actual cost of goods and materials used by the Corporation and obtained from entities not affiliated with the Asset Manager;

(xii)the fees and expenses paid to Independent Directors; and

(xiii)other legal, accounting and auditing fees and expenses as well as any costs incurred in connection with any litigation in which the Corporation is involved and the examination, investigation or other proceedings conducted by any regulatory agency with respect to the Corporation.

(b)Notwithstanding Section 12(a), the Asset Manager shall bear the expenses it incurs in connection with performing its duties under this Agreement, including:

(i)employee compensation, including salaries, wages, payroll taxes and the cost of employee benefit plans;

(ii)administrative overhead costs, including rent, telephone, utilities, office furniture, equipment and machinery (including computers and computer use related expenses), supplies and other office expenses;

(iii)expenses incurred in supervising, monitoring and inspecting properties or otherwise relating to the Asset Manager’s performance of its obligations under this Agreement, including the services of its two nominees as directors of the Corporation (including travel, communication, personal, and miscellaneous costs and expenses associated with such obligations); and

(iv)expenses related to the (X) ongoing offering of the Common Stock and the Operating Company’s membership units, such as the preparation of the offering documents and coordination of the sale of the shares of Common Stock, including professional fees, reproduction costs, and other investor related matters, and (Y) marketing activities, including meetings attended by potential investors, printing and mailing costs and, if brokers are engaged, their fees and expenses (collectively, the “Offering and Marketing Expenses”).  Asset Manager expressly acknowledges and agrees that it shall (X) bear the Offering and Marketing Expenses itself, (Y) be compensated for the Offering and Marketing Expenses via the Marketing Fee paid to the Asset Manager pursuant to Section 10(b) of this Agreement, and (Z) not seek additional compensation from the Corporation or the Operating Company, or any of their affiliates, for any Offering and Marketing Expenses that may from time to time exceed the Marketing Fee paid or to be paid to Asset Manager; provided, however, the foregoing shall not include costs and expenses required to be paid to any other service provider pursuant to any agreement to which the Corporation or Operating Company is a party (e.g., a property management agreement) or by the Corporation or the Operating Company pursuant to the Articles of Incorporation or Operating Agreement, as the case may be.

(c)In no event shall the Operating Company reimburse the Asset Manager for any services for which the Asset Manager or the Property Manager shall receive a separate fee.

(d)Notwithstanding the foregoing, reimbursements of expenses under this Agreement will be subject to such requirements for documentation as may be required by the Independent Directors Committee.

13.Other Activities of Asset Manager.

(a)Except as set forth in this Section 13, nothing in this Agreement shall prevent the Asset Manager or any of its Affiliates from engaging in other business activities related to real estate or other investments whether similar or dissimilar to those made by any Corporation or from acting as advisor to any other person or entity having investment policies whether similar or dissimilar to those of the Corporation or the Operating Company (including other REITs or partnerships); provided, that, before the Asset Manager and all Persons controlled by the Asset Manager may take advantage of an investment opportunity for their own account or present or recommend it to others, they are obligated to first present the investment opportunity to the Corporation if: (i) such opportunity is compatible with the Corporation’s Investment Policy, including with respect to diversification, property type, location, and otherwise is of a character which is appropriate for the Corporation; and (ii) the Corporation has the financial resources to take advantage of such opportunity. Notwithstanding the foregoing, the Corporation acknowledges that the Asset Manager and its Affiliates have previously invested in a variety of real estate investments and agree that Asset Manager and its Affiliate may continue to own, operate and manage such investments.

(b)The Asset Manager will use its best efforts to present suitable investments to the Corporation consistent with the Investment Policy. If the Asset Manager or any of its Affiliates is presented with a potential investment in a property which might be made by more than one investment entity which the Asset Manager or any of its Affiliates advises or manages, the investment will first be offered to the Operating Company for acquisition, provided the Corporation has adequate funds available for the investment. The obligation of the Asset Manager to present any investment opportunity to the Corporation as provided in this Section 13(b) shall terminate on the date a notice of termination is given as provided in Section 14(a).

14.Term, Termination of Agreement and Termination Fee.

(a)Term, Termination and Termination Fee.

(i)Term. This Agreement shall be effective on the date first above set forth and shall continue in full force and effect until December 31, 2018 (the “Initial Term”), unless earlier terminated pursuant to Section 14(a)(ii) below. On January 1, 2019, this Agreement shall automatically renew for successive additional three (3) year terms (each a “Renewal Term”), with each Renewal Term commencing on January 1st of the first fiscal year of each Renewal Term and ending on December 31st of the third fiscal year of each Renewal Term, subject to termination pursuant to Section 14(a)(ii) and (iii) below.

(ii)Termination. This Agreement may be terminated: (A) immediately by the Independent Directors Committee for Cause; (B) by the Independent Directors Committee, upon thirty (30) days written notice to the Asset Manager, in connection with a Change in Control; (C) by the Independent Directors Committee, by providing the Asset Manager with written notice of termination not less than one (1) year prior to the last calendar day of any Renewal Term (December 31st of the third fiscal year of any Renewal Term), with such termination to be effective as of the last calendar day of such Renewal Term; and (D) by Asset Manager by providing the Corporation with written notice of termination not less than one (1) year prior to the last calendar day of any Renewal Term (December 31st of the third fiscal year of any Renewal Term), with such termination to be effective as of the last calendar day of such Renewal Term. Notwithstanding the foregoing, this Agreement shall automatically terminate, without the requirement for any further notice or other action by any party hereto, in the event of a Disposition Event. Notwithstanding the foregoing, this Agreement may also be terminated by the Independent Directors Committee as set forth in Section 14(a)(iii) below.

(iii)Key Person Event Termination. Upon a Key Person Event, the Asset Manager shall have a period of sixty (60) days from such Key Person Event to present for approval by the Independent Directors Committee the names and qualifications of two individuals to serve as Chairman and Chief Executive Officer (or comparable executive positions with substantially the same responsibilities) of Broadstone Real Estate, LLC (such individuals, “Replacement Nominees”). Upon receipt of the Replacement Nominees from the Asset Manager, the Independent Directors Committee shall have a period of up to, but not to exceed, six (6) months from the date of such receipt (the “Review Period”) to consider the Replacement Nominees and to request such additional information as it may reasonably require to evaluate the Replacement Nominees, provided that such information is within the Asset Manager’s possession and can be legally provided. If, prior to the expiration of the Review Period, (A) the Independent Directors Committee elects not to approve the Replacement Nominees presented by the Asset Manager and (B) the Asset Manager and the Independent Directors Committee have been unable, despite their mutual good faith efforts, to agree upon a suitable set of alternative individuals to appoint as the Chairman and Chief Executive Officer of Broadstone Real Estate, LLC (such persons, “Suitable Alternatives”), then the Independent Directors Committee shall have the right to terminate this Agreement, upon written notice to the Asset Manager on or prior to the last day of the Review Period, with such termination to be effective twelve (12) months from the date of delivery of such written notice. If, on or prior to the expiration of the Review Period, the Independent Directors Committee elects to approve the Replacement Nominees (or, if applicable, mutually agreed upon Suitable Alternatives), then such Replacement Nominees or Suitable Alternatives, as applicable, shall become Key Persons and the Independent Directors Committee shall have no right to terminate this Agreement (other than as set forth in Section 14(a)(ii) above) and this Agreement shall continue in full force and effect in accordance with its terms. The process set forth in this Section 14(a)(iii) for replacing Key Persons and reviewing and approving Replacement Nominees and Suitable Alternatives shall also apply outside the context of a Key Person Event when one, but not both, of the Key Persons needs to be replaced; provided, however, that for the avoidance of doubt, an event with respect to either (but not both) Key Persons shall not constitute a Key Person Event.

(iv)Termination Fees. In the event that this Agreement is terminated (A) by the Independent Directors Committee pursuant to Section 14(a)(ii)(B) above, (B) by the Independent Directors Committee pursuant to Section 14(a)(ii)(C) above, (C) by the Independent Directors Committee pursuant to Section 14(a)(iii) above, or (D) automatically upon a Disposition Event pursuant to the second-

to-last sentence of Section 14(a)(ii) above, the Operating Company shall pay to Asset Manager a fee equal to three (3) times the Asset Management Fee to which the Asset Manager was entitled during the twelve-month period immediately preceding the effective date of such termination (the “Termination Fee”).

(b)Payment of Accrued Expenses and Termination Fees. In the event of a termination of this Agreement:

(i)If the termination is by the Independent Directors Committee for Cause pursuant to Section 14(a)(ii)(A), the Corporation or Operating Company shall promptly pay the Asset Manager any amounts owing with respect to reimbursement of expenses properly submitted by the Asset Manager and reimbursable pursuant to the terms of this Agreement within 30 days following such termination (“Accrued Expenses”). In the event of a termination for Cause pursuant to Section 14(a)(ii)(A), no earned but unpaid portion of the Asset Management Fee shall be payable without the approval of the Independent Directors Committee in its sole discretion.

(ii)If the termination is (A) by the Independent Directors Committee as a result of a Change in Control pursuant to Section 14(a)(ii)(B), (B) by the Independent Directors Committee pursuant to Section 14(a)(ii)(C), (C) by the Independent Directors Committee pursuant to Section 14(a)(iii) above, or (D) automatically upon a Disposition Event pursuant to the second-to-last sentence of Section 14(a)(ii), the Corporation or Operating Company shall promptly reimburse the Asset Manager for any Accrued Expenses and the Corporation shall, within 30 days following such termination, pay to the Asset Manager the Termination Fee.

(iii)If the termination is by the Asset Manager on notice pursuant to Section 14(a)(ii)(D), the Corporation or Operating Company shall promptly reimburse the Asset Manager for any Accrued Expenses and the Corporation shall, within 30 days following such termination, pay to the Asset Manager the earned but unpaid Asset Management Fee through the date of such termination, pro-rated based on the number of days elapsed if termination occurs on a date other than the last day of a calendar quarter.

15.Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Section 14 hereof, the Asset Manager shall promptly:

(a)pay over to the Corporation all moneys collected and held for the account of such Corporation pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)deliver to the Corporation a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Corporation; and

(c)deliver to the Corporation all property and documents of the Corporation then in the custody of the Asset Manager.

16.Incorporation of the Articles of Incorporation and the Operating Agreement. To the extent the Articles of Incorporation or the Operating Agreement impose obligations or restrictions on the Asset Manager or grant the Asset Manager certain rights which are not set forth in this Agreement, the Asset Manager shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Asset Manager with the same force and effect as if they were set forth herein.

17.Standard of Care. The Asset Manager shall render the services called for hereunder in good faith. The duties to be performed by the Asset Manager pursuant to this Agreement may be performed by it or by officers, members or directors of the Asset Manager or by Affiliates of the foregoing under the direction of the Asset Manager or delegated to unaffiliated third parties under its direction. In no event will the Asset Manager or any of its directors, officers, partners, members, affiliates or employees be liable to the Corporation, or to the stockholders, members or directors of the Corporation (or any successor or assign thereto), except by reason of acts constituting bad faith, gross negligence or willful misconduct.

18.Indemnification of Asset Manager.

(a)Subject to the limitations set forth in sections (b) through (d) below and any limitations set forth in the Articles of Incorporation, the Corporation shall indemnify and hold harmless the Asset Manager and its officers, directors, members, managers, and Affiliates (collectively, the “Indemnitees”) for any Loss arising out of any of their acts or omissions in connection with this Agreement.

(b)The Corporation shall not indemnity an Indemnitee for any Loss suffered by an Indemnitee, nor shall it hold an Indemnitee harmless for any Loss suffered by the Corporation unless all of the following conditions are met: (i) the Indemnitee determined in good faith that the course of conduct which caused the Loss was in the best interests of the Corporation; (ii) the Indemnitee was acting on behalf of the Corporation or performing services for the Corporation; (iii) such Loss was not the result of gross negligence or willful misconduct on the part of the Indemnitee; and (iv) such indemnification or agreement to hold harmless shall be recoverable only out of the net assets of the Corporation and not from the stockholders or members of the Corporation.

(c)Notwithstanding anything to the contrary in subsection (b), the Corporation shall not indemnity an Indemnitee for any Losses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority as to indemnification for violations of securities law.

(d)The Corporation shall, on request, advance amounts to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation; (ii) the legal action is initiated by a third party who is not a stockholder of the Corporation or member of the Operating Company, or is initiated by a stockholder of the Corporation or a member of the Operating Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves the advances; and (iii) the Indemnitee undertakes in writing to repay the advanced funds to the Corporation, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found by a court of competent jurisdiction not to be entitled to indemnification.

19.Indemnification of Corporation. The Asset Manager shall indemnify and hold harmless the Corporation and the Operating Company from contract or other liability, claims, damages, taxes or losses and related expenses (including reasonable attorneys’ fees), to the extent that such liability, claims, damages, taxes or losses and related expenses (i) are not fully reimbursed by insurance and (ii) are incurred by reason of the Asset Manager’s fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement; provided, however, that the Asset Manager shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Asset Manager.

20.Amendments. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties hereto, or their respective successors or permitted assigns.

21.Assignment. This Agreement may not be assigned by the Asset Manager, except to an Affiliate of the Asset Manager, or upon the approval of the Independent Directors Committee. Any assignee of the Asset Manager shall be bound hereunder to the same extent as the Asset Manager. This Agreement shall not be assigned by the Corporation without the written consent of the Asset Manager, except to a corporation, association, trust or other organization which is a successor to the Corporation. Such successor shall be bound hereunder to the same extent as the Corporation. Notwithstanding anything to the contrary contained herein, the economic rights of the Asset Manager hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Asset Manager without the consent of the Corporation.

22.Notices. Any notice, report, consent or other communication required or permitted to be given hereunder shall be in writing, and shall be given by delivering such notice in person, by registered or certified United States mail, postage prepaid and return receipt requested, or by recognized overnight delivery service and shall be given when received at the following addresses of the parties hereto:

The Corporation:

Broadstone Net Lease, Inc.

800 Clinton Square

Rochester, NY 14604

Attention: Chief Executive Officer and

Chair of the Independent Directors Committee

The Operating Company:

Broadstone Net Lease, LLC

800 Clinton Square

Rochester, NY 14604

Attention: Chief Executive Officer and

Chair of the Independent Directors Committee

The Asset Manager:

Broadstone Asset Management, LLC

800 Clinton Square

Rochester, NY 14604

Attention: Chief Executive Officer

Any party may at any time change its address for the purpose of this Section 22 by notice given to the other parties in the manner set forth above.

23.Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

24.No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrences. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

25.No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties hereto or their respective administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein

26.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

27.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

28.Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to principles of choice of law other than the provisions of General Obligations Law Sections 5-1401 and 5-1402. The parties hereto consent to the jurisdiction of the courts of the State of New York and Federal courts located in Monroe County, New York, with respect to any matter related to this Agreement and will not object to the laying of venue in Monroe County, New York.

29.Severability. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

30.Disputes. If there shall be a dispute between the Corporation or the Operating Company and the Asset Manager relating to this Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees and court costs.

31.Activities of Asset Manager. Except as otherwise provided herein, the obligations of the Asset Manager pursuant to the terms and provisions of this Agreement shall not be construed to preclude the Asset Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Corporation or the business of Corporation.

32.Independent Contractor. The Corporation and the Operating Company, on one hand, and the Asset Manager, on the other hand, shall not be construed as joint venturers or partners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of the Asset Manager under this Agreement is that of an independent contractor.

33.Further Actions. The parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purposes hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed as of the day and year first above written.

CORPORATION:BROADSTONE NET LEASE, INC.,

a Maryland corporation

By:/s/ Christopher J. Czarnecki

Name: Christopher J. Czarnecki

Title: Chief Executive Officer

OPERATING COMPANY:BROADSTONE NET LEASE, LLC,

a New York limited liability company

By:Broadstone Net Lease, Inc.

a Maryland corporation,

its managing member

By:/s/ Christopher J. Czarnecki

Name: Christopher J. Czarnecki

Title: Chief Executive Officer

ASSET MANAGER:BROADSTONE ASSET MANAGEMENT, LLC,

a New York limited liability company

By:Broadstone Real Estate, LLC

a New York limited liability company,

its sole member

By:/s/ Christopher J. Czarnecki

Name: Christopher J. Czarnecki

Title: Chief Executive Officer